Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-219047 on Form F-1 of our report dated April 4, 2018, relating to the financial statements of Check-Cap Ltd (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding substantial doubts about the ability of the Company to continue as a going concern), included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
 A Member Firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel
 April 29, 2018